Exhibit 10.1

FOURTH AMENDED AND RESTATED SEVERANCE AGREEMENT

This Fourth Amended and Restated Severance Agreement between Edge Petroleum Corporation, a Delaware corporation (the “Company”), and Kirsten A. Hink (“Employee”).

WITNESSETH:

WHEREAS, the Company previously entered into a Severance Agreement because it desired to retain certain employee personnel and, accordingly, the Board of Directors of the Company (the “Board”) approved the Company entering into a severance agreement with Employee in order to encourage such employee’s continued service to the Company; and

WHEREAS, Employee previously committed such services in return for specific arrangements with respect to severance compensation and other benefits; and

WHEREAS, effective immediately, the Company and Employee desire to amend and restate the Severance Agreement to establish documentary compliance with Section  409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, in consideration for Employee’s agreement to enter into this Amended and Restated Severance Agreement, the Company will, upon the occurrence of a Change of Control (as defined in Section  1(b)  of this Agreement), automatically vest any Restricted Stock Award that is outstanding as of the date of such Change of Control; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Employee agree as follows:

1.	Definitions

(a)

“Change in Duties “shall mean the occurrence, within two years after the date upon which a Change of Control occurs, of any one or more of the following conditions provided that the Employee has notified the Company of the existence of such condition within 90 days of its initial existence and the Company has not cured the condition within 30 days after such notice is provided (the “Correction Period”):

	(i)	A significant reduction in the duties of Employee from those applicable to the Employee immediately prior to the date on which a Change of Control occurs; or

	(ii)	A material reduction in Employee’s annual salary from that provided to the Employee immediately prior to the date on which a Change of Control occurs; or

	(iii)	A change in the location of Employee’s principal place of employment by the Company by more than 50 miles from the location where he or she was principally employed immediately prior to the date on which a Change of Control occurs.

(b)	“Change of Control” means the occurrence of either of the following events:

(i)

The Company (A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction which for the avoidance of doubt, applies to (A) and (B), the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board;

(ii)

Any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 20% or more of the outstanding shares of the Company’s voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board; or

(iii)

The Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to the Texas Business Corporation Act.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)	“Compensation” shall mean the greater of:

(i) Employee’s current annual salary plus his or her Targeted Bonus Opportunity immediately prior to the date on which a Change of Control occurs, or

(ii) Employee’s current annual salary plus his or her Targeted Bonus Opportunity at the time of his or her Involuntary Termination.

(e)	“Incentive Award” shall mean any grant or award of restricted stock, stock options or other benefits or awards made to an Employee under the Incentive Award Plan.

(f)	“Incentive Award Plan” shall mean Edge Petroleum Corporation 1997 Incentive Plan, as amended, or any successor thereto.

(g)	“Involuntary Termination” shall mean any termination of Employee’s employment with the Company which:

(i) does not result from a resignation by Employee (other than a resignation pursuant to Clause (ii) of this paragraph (g) or a resignation at the request of the Company); or

(ii)

results from a resignation by Employee on or before the date which is thirty days after the expiration of the Correction Period associated with a Change in Duties; provided, however, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death, disability under circumstances entitling him to benefits under the Company’s long-term disability plan.

	(h)	“Severance Amount” shall mean an amount equal to 1.50 times Employee’s Compensation.

(i)

“Targeted Bonus Opportunity” shall mean the Employee’s current targeted bonus opportunity, if any, as approved by the Compensation Committee effective for the year with respect to which such targeted bonus opportunity, if any, is being determined or for the last year for which such an opportunity was so approved if one has not been approved for the current year, expressed as a dollar amount.

(j)

“Termination for Cause” shall mean termination of Employee’s employment by the Company (or its subsidiaries) by reason of (a) conviction of the Employee by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (b) the Employee’s knowing failure or refusal to follow reasonable instructions of the Board or reasonable policies, standards and regulations of the Company or its subsidiaries as set forth in the employee manual or otherwise; (c) the Employee’s continued failure or refusal to faithfully and diligently perform the usual, customary duties of his or her employment with the Company or a subsidiary; (d) the Employee continuously conducting himself or herself in an unprofessional, unethical, immoral or fraudulent manner; or (e) the Employee’s conduct discredits the Company or a subsidiary or is detrimental to the reputation, character and standing of the Company or a subsidiary.

2.

Services.    Employee agrees that he or she will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his or her employment to the best of his or her ability and in a prudent and businesslike manner.

3.

Severance Benefits.    If Employee’s employment by the Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs within two years after the date upon which a Change of Control occurs, then Employee shall be entitled to receive, as additional compensation for services rendered to the Company (including its subsidiaries), the following severance benefits:

	(a)	A lump sum cash payment in an amount equal to Employee’s Severance Amount.

	(b)	Effective as of the date of Involuntary Termination, Employee shall become fully vested in all outstanding Incentive Awards that had not previously vested or otherwise become exercisable as of such date due to restrictions or other provisions contained in the document granting such Incentive Award, such restrictions or other provisions in such document notwithstanding.

(c)

Employee and, if applicable, his or her eligible dependents who are covered under the Company’s medical, dental or vision plans (collectively, the “Company Group Health Plans”) as of the date on which Employee’s Involuntary Termination occurs shall be entitled to elect to continue coverage under the Company Group Health Plans in accordance with section 4980B of the Code and sections 601-607 et seq. of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), or similar provisions of applicable state continuation coverage laws. If and to the extent that Employee and/or his or her eligible dependents elect COBRA coverage then, during the Continuation Period (defined below), Employee and, if applicable, his or her covered dependents shall be required to pay the active employee rates applicable to similarly situated active employees for the applicable type and level of coverage under the applicable Company Group Health Plans (the “Employee Contribution”) and the Company shall pay the remainder of any required premium for the Continuation Period. For purposes of this Agreement, the “Continuation Period” shall be the period commencing on the date of Employee’s Involuntary Termination and ending on the earliest to occur of (i) the expiration of eighteen months after Employee’s Involuntary Termination (or any additional period required pursuant to applicable federal or state law), (ii) the date Employee or, if applicable, his or her covered dependents, is eligible for medical, dental or vision coverage, as applicable, under another employer-provided group health plan (with Employee being obligated hereunder to report such eligibility to the Company within 30 days and certify eligibility for payments hereunder promptly upon request of the Company), or (iii) the date on which COBRA coverage (or applicable state continuation coverage, if applicable) terminates. The amount and due dates for such payment shall be communicated to Employee and, if applicable, his or her eligible dependents within 44 days of the date of Employee’s Involuntary Termination. The foregoing is intended to reflect financial agreements between Employee and the Company and shall not be construed to limit Employee’s rights under COBRA. The Continuation Period shall run concurrently with the required COBRA continuation coverage period (and any period of state continuation coverage required by applicable law) and shall not extend any person’s COBRA continuation coverage period (or period of state continuation coverage).

(d)

If the Continuation Period expires pursuant to Section 3(c)(i) above, then following the expiration of the Continuation Period, if and to the extent that Employee, and, where applicable, Employee’s covered dependents were covered by the Company Group Health Plans immediately prior to termination of the Continuation Period and are not eligible for medical, dental or vision coverage, as applicable, under another employer-provided group health plan, Employee shall be entitled to receive a cash lump sum payment equal to eighteen times the monthly amount, if any, that the Company or its successor (or any parent or affiliate of the Company or its successor), as applicable, pays to subsidize employee medical, dental or vision coverage, as applicable, for similarly situated active employees and their dependents for the type and level of coverage that was being provided to Employee and his or her covered dependents, if applicable, under the Company Group Health Plans (as COBRA coverage) immediately prior to the end of the Continuation Period (the “Company Subsidy Amount”) based on the Company subsidy rates in effect in the month immediately prior to the expiration of the Continuation Period.  Payment of such Company Subsidy Amount shall be made within 30 days of the expiration of the Continuation Period.

(e)

In lieu of any Company-provided continued life insurance or accidental death and dismemberment coverage following Employee’s Involuntary Termination, Employee shall receive a payment of $2,000. The payment required under this Paragraph 3(e) shall be paid in a lump sum within 15 days following Employee’s Involuntary Termination.

(f)

Employee shall be entitled to receive reimbursement for out-placement services incurred before the end of the second calendar year following Employee’s Involuntary Termination in connection with obtaining new employment up to a maximum cost of $6,000, if Employee is seeking new employment. Such reimbursement shall be paid within 90 days of the Company’s receipt of Employee’s request for reimbursement including any required documentation of expenses.

(g)

The severance benefits payable under this agreement shall be paid to the Employee on or before the fifth day after the last day of Employee’s employment with the Company. Any severance benefits paid pursuant to this paragraph will be deemed to be a severance payment and not compensation for the purposes of determining benefits under the Company’s qualified plans and shall be subject to any required tax withholding.

4.

Interest on Late Benefit Payments.   If any payment provided for in Paragraph 3(a) or 3(b) hereof is not made when due, the Company shall pay to Employee interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at a rate equal to two percentage points over the prime or base rate of interest announced by Chase Bank of Texas, N.A. or any successor thereto, at its principal office in Houston, Texas and shall change when and as such change in such prime or base rate shall be announced by such bank.

5.

Certain Additional Payments by the Company.   Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by the Company to or for the benefit of Employee, whether paid or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Employee an additional payment (a “Gross-up Payment”) in an amount such that after payment by Employee of all taxes (including an interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the payment.  The Company and Employee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Employee shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Employee) within ten days of the receipt of such claim.  The Company shall notify Employee in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim.  The Gross-up Payment to Employee shall be made no earlier than the date of the Payment to which such Gross-up Payment relates and no later than December 31 of the year following the year during which Employee remits the related taxes.  If the Company decides to contest such claim, Employee shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all cost and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action.  If, as a result of the Company’s action with respect to a claim, Employee receives a refund of any amount paid by the Company with respect to such claim, Employee shall promptly pay such refund to the Company.  If the Company fails to timely notify Employee whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Employee the portion of such claim, if any, which it has not previously paid to Employee.

6.	General.

(a)

Term. The original effective date of this Agreement was June 1, 1999. The initial term of this Agreement shall be the period beginning on said effective date and ending on the two-year anniversary of said effective date. Within sixty days after the expiration of this Agreement and within sixty days after each successive two-year period of time thereafter that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Employee a different agreement, and will notify Employee of such action before the end of said sixty-day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Company at any time and from time to time to take any action within any of said sixty-day time periods shall be considered as an extension of this Agreement for an additional two-year period of time. Notwithstanding anything to the contrary contained in this “sunset provision,” it is agreed that if a Change of

Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this “sunset provision,” and shall remain in force for a period of two years after such Change of Control, and if within said two years the contingency factors occur which would entitle Employee to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms.  If, within such two years after a Change of Control, the contingency factors that would entitle Employee to said benefits do not occur, thereupon this two-year “sunset provision” shall again be applicable with the sixty-day time period for Company action (to either continue, extend, terminate or offer Employee different agreement shall thereafter commence at the expiration of said two years after such Change of Control and on each two-year anniversary date thereafter.

(b)

Indemnification.   If Employee shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Employee or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Employee for his or her reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Employee from the earliest date that payment to Employee should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at a rate equal to two percentage points over the prime or base rate of interest announced by Chase Bank of Texas, N.A. (or any successor thereto) at its principal office in Houston, Texas, and shall change when and as any such change in such prime or base rate shall be announced by such bank.

(c)

Payment Obligations Absolute.   The Company’s obligation to pay (or cause one of its subsidiaries to pay) Employee the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against the Employee or anyone else. All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand. Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(c), (d) or (e) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

(d)

Successors.   This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger, combination, asset sale or otherwise. This Agreement shall also be binding upon and inure to the benefit of Employee and his or her estate. If Employee shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his or her estate.

(e)

Severability.   Any provision in this Agreement which is prohibited or un-enforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)	Non-Alienation. Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

(g)

Notices.   Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at his or her principal place of employment or if sent by registered or certified mail to Employee at the last address he or she has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

(h)

Controlling Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. Further, Employee agrees that any legal proceeding to enforce the provisions of this Agreement shall be brought in Houston, Harris County, Texas, and hereby waives the right to any pleas regarding subject matter or personal jurisdiction and venue.

(i)

Release.   Any benefit payable pursuant to Section 3 herein is subject to Employee’s execution of a release, without subsequent revocation, within 60 days of Employee’s termination, in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character (except claims arising under this Agreement), including but not limited to all claims or causes of action arising out of Employee’s employment with the Company or, with the exception of rights provided in any other written agreement between the Company and Employee, the termination of such employment.

(j)

Full Settlement.   If Employee is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Employee might otherwise assert against the Company on account of Employee’s termination of employment, except such claims as may be asserted pursuant to any other agreement between the Company and Employee.

(k)

Unfunded Obligation.   The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

(l)

Not a Contract of Employment.   This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (i) the right of the Company (or its subsidiaries) to discharge Employee at will, subject to the terms of any other agreement between the Company (or its subsidiaries) and Employee, or (ii) the terms and conditions of any other agreement between the Company and Employee except as provided herein.

(m)

Number and Gender.   Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

(n)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

(o)	Headings. The headings in this Agreement are for convenience only and shall be disregarded in construing this Agreement.

(p)

Section 409A.   This Agreement is intended to comply with Code Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. If any provision of this Agreement would cause Employee to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and guidance, Employer shall, after consulting with Employee, reform such provision to comply with Code Section 409A, to the extent permitted under Code Section 409A; provided, however, that Employer agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Employee of the applicable provision without violating the provisions of Code Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed on his termination date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then the payments and benefits under this Agreement that are subject to Code Section 409A shall be made or provided (subject to the last sentence hereof) on the later of (A) the payment date set forth in this Agreement or (B) the date that is the earliest of (i) the expiration of the six-month period measured from the date of Employee’s Termination of employment or (ii) the date of Employee’s death (the “Delay Period”). Payments subject to the Delay Period shall be paid to Employee without interest for such delay in payment. Notwithstanding any provision of this Agreement to the contrary, Employee acknowledges and agrees that the Company and its employees, officers, directors, Affiliates and Subsidiaries shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause the Company and/or its employees, officers, directors, Affiliates and Subsidiaries to be liable for, any tax, interest or penalties imposed on Employee related to or arising with respect to any violation of Section  409A.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AMENDED AND RESTATED AGREEMENT ON THE 9TH DAY OF APRIL, 2009.

“Company”

EDGE PETROLEUM CORPORATION

By:	/s/ John W. Elias
John W. Elias
Chairman, President and
Chief Executive Officer

“Employee”

By:	/s/ Kirsten A. Hink
Kirsten A. Hink